EXHIBIT 4.2

AMENDED AND RESTATED AGREEMENT

This Amended and Restated Agreement (the “Agreement”) is entered into as of this 27th day of  November, 2013, by and among Fuse Medical, LLC, a Delaware limited liability company (“Fuse LLC”), and Eva Lou Holding LLC (“Holder”). This Agreement amends, restates and replaces in its entirety the Conversion Agreement dated July 30, 2013, by and among Fuse LLC, Holder and Golf Rounds.com, Inc., a Delaware corporation (“TEEE”), and any other agreement between or among the parties governing similar subject matter.

Recitals:

A. Holder is a limited partner of Fuse Medical VI, LP (“LP”) and holds a partnership interest in the LP (the “Interest”).

B. Fuse LLC is negotiating an Agreement and Plan of Merger (the “Merger Agreement”) with TEEE, pursuant to which a newly-formed subsidiary of TEEE will merge with and into Fuse LLC (the “Merger”) with Fuse LLC surviving the Merger as a wholly-owned subsidiary of TEEE. In connection with the Merger, the members of Fuse LLC will receive shares of Common Stock of TEEE representing in the aggregate 90% of the issued and outstanding common stock of TEEE after giving effect to the Merger (the “Merger Consideration”). The Merger Agreement in substantially final form has been provided to Holder.

C. Holder and Fuse LLC desire that Holder exchange the Interest for a membership interest in Fuse LLC, effective on and as of the business day immediately prior to the effective time of the Merger (such date, the “Effective Date”). In connection with the Merger, Holder, as a member of Fuse LLC, will be entitled to receive its pro rata share of the Merger Consideration.

D. The exchange contemplated by this Agreement is subject to and conditioned upon (1) the execution and delivery of agreements substantially identical to this Agreement by Fuse LLC with the limited partners of Fuse Medical V, LP, and (2) the Merger.

NOW, THEREFORE in consideration of the mutual terms and covenants set forth herein, the parties agree as follows:

Agreements:

1. Contribution of the LP Interest; Consents.

A. Exchange. By execution of this Agreement, Holder hereby irrevocably assigns its Interest in the LP to Fuse LLC in exchange for a .1732% membership interest in Fuse LLC (the “Exchange Interest”), which assignment shall be effective as of the Effective Date. By this transaction, Holder is surrendering to Fuse LLC any and all interest in the Interest. Fuse LLC shall take all necessary action to document Holder’s Exchange Interest in its books and records.

B. Consent to Merger and Allocable Share of Merger Consideration. Holder hereby consents to the Merger and approves the Merger Agreement and the transactions contemplated thereby, and acknowledges and agrees that as a result of the exchange, Holder shall be entitled to .1732% of the Merger Consideration in connection with the Merger. Holder shall be required to execute and deliver to TEEE the letter of transmittal described in the Merger Agreement in order to obtain Holder’s portion of the Merger Consideration.

2. Representations and Warranties of Fuse LLC. Fuse LLC hereby represents and warrants to Holder as follows:

A. Organization and Standing. Fuse LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business as presently conducted and as proposed to be conducted by it, and to enter into and perform this Agreement, to issue the Exchange Interest hereunder and to carry out the transactions contemplated by this Agreement.

B. Authorization; Validity. The execution and delivery by Fuse LLC of this Agreement and the performance by Fuse LLC of its obligations hereunder have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by Fuse LLC. This Agreement constitutes the valid and binding obligation of Fuse LLC enforceable against Fuse LLC in accordance with its terms. The execution and performance of this Agreement by Fuse LLC will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, its Certificate of Formation, limited liability company agreement, or any agreement to which Fuse LLC is a party or by which it is bound.

C. Issuance of Exchange Interest. The issuance and delivery of the Exchange Interest in accordance with this Agreement has been duly authorized by all necessary action on the part of Fuse LLC, and the Exchange Interest, when so issued and delivered in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable.

3. Representations and Warranties of Holder. Holder hereby represents and warrants to Fuse LLC as follows:

A. Title. Holder has good and marketable title to the Interest, free and clear of any liens or other encumbrance. Holder has not previously transferred, sold or assigned the Interest, or any portion thereof, or any interest therein, to any other person or entity, nor has Holder granted any person or entity any preferential right to purchase the Interest or to vote the Interest.

B. Validity. This Agreement has been duly executed and delivered by Holder and constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms.

C. Accredited Investor Status. Holder is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended, by reason of (check all that apply):

☒
My individual net worth, or my joint net worth with my spouse, exceeds $1,000,000. NOTE: In computing the amount of net worth, exclude both the value of your primary residence and the amount of indebtedness that is secured by your primary residence from the computation. However, if the amount of such indebtedness exceeds the value of your primary residence, include the excess (and only the excess) indebtedness amount in the computation of net worth, but still do not include the value of your primary residence in the computation.

☒	I personally have had an individual income in excess of $200,000 in each of the two (2) most recent years and I reasonably expect an income in excess of $200,000 in the current year.

___	My joint income with my spouse is in excess of $300,000 in each of the two (2) most recent years and I reasonably expect a joint income in excess of $300,000 in the current year.

☒	I am a corporation, partnership, trust or other entity in which all of the equity owners meets one of the three tests set forth above.

___	I am a corporation, partnership, trust or other entity with total assets in excess of $5,000,000, not formed for the purpose of investing in Fuse LLC and/or TEEE.

D. Other Securities Laws Matters. Holder has been given an opportunity to ask questions and receive answers from the management of Fuse LLC and to obtain additional information from Fuse LLC concerning Fuse LLC and the Merger, and all such answers and information have been received to Holder’s satisfaction. Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Fuse LLC and the Merger Consideration and to protect its interests in connection therewith. Holder understands that the Merger Consideration Holder receives in the Merger will be subject to a lock-up agreement and cannot be sold except in compliance therewith and compliance with applicable federal and state securities laws.

4. Release and Waiver. Effective as of the Effective Date, Holder, on behalf of itself and its members, managers, affiliates, heirs, executors, successors and assigns (the “Releasing Parties”), hereby releases and forever discharges Fuse LLC and its managers, officers, members, employees, agents, successors and assigns (the “Released Parties”), from and against any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, arising out of or resulting from the Releasing Parties’ (A) status as a holder of an equity interest in the LP and Fuse LLC; or (B) employment, service, consulting or other similar agreement entered into with the LP and/or Fuse LLC prior to the closing of the Merger to the extent that the basis for claims under any such agreement that survive the closing of the Merger arise prior to such closing, provided, however, the foregoing shall not release any obligations owing to the Releasing Parties under this Agreement or under the Merger Agreement or any other documents executed in connection with the Merger. Each of the Releasing Parties acknowledges and agrees that this general release applies to all claims that such party may have against any of the Released Parties, including, but not limited to, causes of action, injuries, damages, claims for costs or losses to any person or property, real or personal, whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent. The Releasing Parties agree not to file any complaints, causes of action, or grievances with any governmental, state or county entity against any of the Released Parties regarding any of the matters subject of the release.

5. Miscellaneous.

A. TEEE as Third Party Beneficiary. The Parties acknowledge and agree that this Agreement will be provided by Fuse LLC to TEEE and that TEEE will rely hereon in entering into the Merger Agreement and issuing the Merger Consideration at the closing of the Merger to the members of Fuse LLC, including Holder. TEEE is an intended third party beneficiary of this Agreement.

B. No Guarantee of Merger. Nothing in this Agreement shall require Fuse LLC or TEEE to consummate the Merger, it being understood that the exchange described herein shall not become effective, and shall automatically be terminated, if the Merger is not consummated for any reason.

C. Confidentiality. Holder acknowledges that the Merger Agreement and the Merger constitute material transactions that have not yet been publicly disclosed by TEEE. Accordingly, Holder agrees to keep this Agreement confidential until such time as the Merger is publicly announced by TEEE, and further agree that it will not purchase any shares of TEEE common stock in advance of the Merger or recommend to any other person or entity that such person or entity purchase or sell such shares.

D. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties, and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof, including the agreement referred to in the introductory paragraph hereof.

E. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

F. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, and the parties hereby submit to the exclusive jurisdiction of the state and federal courts located in Tarrant County, Texas in respect of all disputes arising hereunder. Each of the parties agrees that all claims in respect of any dispute may be heard and determined only in such courts, and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

G. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

H. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto executed the foregoing Amended and Restated Agreement effective as of the date set forth above.

FUSE MEDICAL, LLC

By:	/s/ Jonathan Brown
Name:	Jonathan Brown
Title:	Manager

Eva Lou Holding LLC

By:	/s/ John P. Krebsbach
Name:	John P. Krebsbach
Title:	Holder